Wednesday June 17, 5:00 pm Eastern Time

COMPANY PRESS RELEASE

SOURCE: The Cherry Corporation

CHERRY BEGINS YEAR WITH BEST FIRST QUARTER IN HISTORY

Earnings Per Share Up 39 Percent

WAUKEGAN, Ill., June 17  -- The Cherry Corporation (Nasdaq: CHERA - news, CHERB
- news) today announced that it began its fiscal year with the highest sales and net earnings for any first quarter in the company's history. The sales level also represents a record for any quarterly period.

Sales for the first quarter ended May 31, 1998 were a record $122.7 million, up
7.1 percent from the first quarter of last year. The sales increase was driven by international operations which experienced sales growth of 19.6 percent.

Net earnings for the quarter were a record $6.3 million, up 40 percent from $4.5 million last year. Diluted earnings per share of $.50 increased 39 percent from $.36 in the prior year, also establishing a first quarter record. The significant improvement in net earnings is the result of improved utilization of manufacturing and operating resources at international operations, the company said.

``We are off to a fine start with continued opportunities for further growth on the horizon,'' said Peter Cherry, chairman and president. ``I am especially pleased by the increased demand we have experienced internationally for our automotive and computer keyboard products. Although our domestic sales were level with last year, those operations are pursuing a full plate of opportunities particularly in power management semiconductors and electronic controls, which we believe will result in increased domestic sales.''

The Company also announced that it is being affected by the current strike at General Motors. To date, the Company estimates that shipments to General Motors have been reduced by approximately $750,000 and that the impact on daily sales would be approximately $250,000 by the end of this week if the strike continues. As a consequence, the Company temporarily laid off approximately 100 employees at its automotive operations based in Waukegan, Ill., and should the strike continue, additional temporary layoffs may be necessary. The impact will be offset somewhat by a shutdown which the Company had planned for the Waukegan automotive operations later this month in conjunction with its customers' model year changeovers, increased sales requirements that might come from other automotive customers, as well as increased sales which might occur following a settlement.

The Cherry Corporation manufactures proprietary and custom electrical switches, sensors, electronic keyboards and controls, and semiconductors for the worldwide automotive, computer, and consumer and commercial markets. The company has eight wholly owned subsidiaries in the United States, Germany, England, France, Australia, Czech Republic, Mexico and Hong Kong. Cherry also has 50-50 joint ventures in Japan, Hirose Cherry Precision Company Limited, and in India, TVS Cherry Private Limited, and a Japanese automotive sales and engineering office. Additional information is available on the company's website at http://www.cherrycorp.com.

Certain statements in this press release, including those regarding opportunities for further growth, increased domestic sales and the impact of the General Motors strike, are ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties that could significantly impact future results. A discussion of these risks and uncertainties is contained in the Company's Form 10-K for the year ended February 28, 1998, filed with the Securities and Exchange Commission.

    THE CHERRY CORPORATION (Nasdaq CHERA, CHERB)


    Summary of Consolidated Statements of Earnings
    (In thousands except share data)

                                   Three Months Ended May 31,
                                      1998            1997          % Change

    Net Sales                      $122,665        $114,535           7.1
      Cost of Products Sold          85,934          82,010           4.8
    Gross Profit                     36,731          32,525          12.9
      Operating Expenses             26,381          24,551           7.5
    Operating Income                 10,350           7,974          29.8
      Other Income, Net                 219              98         123.5
    Earnings Before Interest
     and Taxes                       10,569           8,072          30.9
      Interest Expense, Net             676             853         -20.8
    Earnings Before Income Taxes      9,893           7,219          37.0
    Income Tax Provision              3,562           2,699          32.0
    Net Earnings                     $6,331          $4,520          40.1

    Earnings Per Share:
      Basic                            $.51            $.36          41.7
      Diluted                          $.50            $.36          38.9
    Average Shares Outstanding
      Basic                      12,483,267      12,429,122           0.4
      Diluted                    12,656,548      12,503,757           1.2

    Condensed Consolidated Balance Sheets
    (In thousands except share data)
                                     May 31,        Feb. 28,
                                      1998            1998         % Change
    Assets
      Cash                          $10,754          $9,659          11.3
      Accounts Receivable            60,732          63,332          -4.1
      Inventory                      55,432          52,068           6.5
      Other Current Assets           10,367           9,547           8.6
      Land, Buildings and
       Equipment, Net               171,338         162,961           5.1
      Investment in Affiliates
       and Other Assets              12,159          12,766          -4.8
    Total Assets                   $320,782        $310,333           3.4

    Liabilities and Stockholders' Equity
      Short-term Debt               $19,498         $20,630          -5.5
      Current Maturities of
       Long-term Debt                 1,819           1,780           2.2
      Other Current Liabilities      53,801          48,938           9.9
      Long-term Debt                 33,069          33,393          -1.0
      Deferred Taxes and Credits     22,834          22,138           3.1
    Total Liabilities               131,021         126,879           3.3
    Stockholders' Equity            189,761         183,454           3.4
    Total Liabilities and
     Stockholders' Equity          $320,782        $310,333           3.4

    Stockholders' Equity Per Share   $15.18          $14.71           3.2

    Ending Shares Outstanding    12,496,763      12,475,615           0.2
